February 20, 2012

Patrick White

CEO

Document Security Systems, Inc.

28 East Main Street, Suite 1525

Rochester, NY 14614

RE: Strategic Alliance and Engagement for IP Strategy Execution in 2012

Dear Mr. White:

We understand that Document Security Systems, Inc. (“DSS”), would like ipCapital Group, Inc. (“ipCG”) to assist in the execution of its IP strategy using our expert tools for invention, IP strengthening, and process management. We are delighted to be entering a long-term trusted advisor and strategic alliance relationship with DSS that we believe will result in the creation of substantial business value.

This letter sets forth the terms of our proposed engagement and services ipCG will perform for DSS in the scope of work described below. In addition to this engagement letter, ipCG and DSS will execute a stock options or warrant agreement to align interests toward the highest levels of value creation.

We will use DSS’s IP strategy and ipLandscape® framework (to be delivered under previous ipCG/DSS engagement letter dated Jan. 10, 2012) as our guide for facilitated invention activities that we expect will result in dozens of new patent applications filed over the course of 2012. We will also facilitate installation of best practices for trade secret management and IP marketing communications, and serve as a general advisor on strategic IP activities to ensure DSS develops a high-quality IP portfolio that serves the business strategy.

Our engagement will require close collaboration with DSS’s executive management, engineers, designers, and patent counsel in an efficient team-based approach.

If you have any questions or require additional information, please feel free to contact us at any time. We are looking forward to working with you on this important effort.

400 Cornerstone Drive, Suite 325 - Williston, VT 05495-4046

(802) 872.3200 - Toll Free (888) 853.2212

fax: (802) 288.9468 - www.ipcg.com

SCOPE OF WORK: SUPPORT IP STRATEGY EXECUTION IN 2012

Part 1. Facilitate Eight (8) Full-Day Invention Sessions Using ipCG’s Proprietary Expert Tools

ipCG will facilitate a total of eight (8) full-day invention sessions with the DSS team using our expert tools for invention capture and IP strengthening. This work is required to create a significant and strategic invention inventory on the front-end of new patent application development.

The focus areas for the various invention sessions will be defined and prioritized based on DSS’s IP strategy and supporting business and technical information. The invention focus areas are also subject to change should emerging business strategies, issues, or events require revisions to the IP strategy over the course of the year. ipCG and DSS will discuss and agree upon any such modifications to the focus areas of the contemplated invention sessions on a case-by-case basis as needed.

The cash fee for each facilitated full-day invention session is $30,000, which will amount to $240,000 for all eight (8) sessions. See Detailed Work Steps below for additional information on the ipScan®, Invention on Demand®, and ipNavigationSM invention processes that will be deployed as appropriate based on the DSS’s IP strategy.

Detailed Work Steps for Services Provided in Part 1 of the Scope of Work

This section outlines the work steps associated with each of the services ipCG will provide to DSS in Part 1 of the Scope of Work. Note that the ipScan®, Invention on Demand®, and ipNavigationSM processes may each be deployed multiple times based on the invention focus areas defined by DSS’s IP strategy.

A. Facilitated Invention Extraction Sessions (ipScan® Process)

ipCG will use its proprietary ipScan® process to systematically extract existing invention concepts from DSS’s team and then help to broaden them across multiple thinking axes to capture potential IP across DSS’s ipLandscape® frameworks. This potential IP will be documented and categorized to build a thorough inventory that can be reviewed for further IP documentation, such as invention disclosures, patent applications, enabled publications, or documented trade secrets. Typically, a full-day ipScan® workshop captures 50-100 concepts.

Specifically, ipCG will:

1.	Schedule a conference call with DSS to confirm the objectives and focus areas for the session

2.	Facilitate an ipScan® invention extraction session(s) with DSS’s key inventive team onsite in Rochester, NY or at ipCG’s office in Williston, VT

3.	Develop brief titles and abstracts for the invention ideas captured in the session, along with the relevant ipLandscape® categories

4.	Schedule a conference call with DSS and Patent Counsel as required to review the results along with first-pass prioritization of invention ideas for further IP documentation

400 Cornerstone Drive, Suite 325 - Williston, VT 05495-4046

(802) 872.3200 - Toll Free (888) 853.2212

fax: (802) 288.9468 - www.ipcg.com

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B. Facilitated Invent-Around Sessions (ipNavigationSM Process)

ipCG will use its proprietary ipNavigationSM invent-around process and associated “checklist” to identify additional potential inventions that may be added to or around DSS’s existing patents and patent applications to enhance the overall strength of the core IP. This process results in a thorough inventory of invention concepts that can be reviewed for further IP documentation, such as new patent claims, invention disclosures, patent applications, provisionals, enabled publications, or documented trade secrets. Typically, a full-day ipNavigationSM session workshop captures 50-100 concepts.

Specifically, ipCG will:

1.	Schedule a conference call with DSS to confirm the objectives and focus areas for the session

2.	Review the subject IP documents to be targeted in the session (i.e., specific patents or patent applications)

3.	Facilitate an ipNavigationSM invent-around session(s) with DSS’s key inventive team onsite in Rochester, NY or at ipCG’s office in Williston, VT. Note that ipNavigationSM sessions may be conducted by web meeting to facilitate scheduling and minimize costs.

4.	Develop brief titles and abstracts for the invention ideas captured in the session, along with the relevant ipLandscape® categories

5.	Schedule a conference call with DSS and Patent Counsel as required to review the results along with first-pass prioritization of invention ideas for further IP documentation

C. Facilitated Directed Invention Sessions (Invention on Demand® Process)

ipCG’s Invention on Demand® (IOD®) process identifies problems and elements that accelerate and direct new invention using creativity tools. ipCG will use its proprietary process to assist DSS in the discovery of new potential inventions that have possible technical operability in strategic areas defined by the IP strategy and other inputs. This process will further expand the inventory of DSS’s existing invention ideas extracted through the ipScan® process.

Specifically, ipCG will:

1.	Schedule a conference call with DSS to confirm the objectives and focus areas for the session

2.	Facilitate an Invention on Demand® session(s) with DSS’s key inventive team onsite in Rochester, NY or at ipCG’s office in Williston, VT

3.	Develop brief titles and abstracts for the invention ideas captured in the session, along with the relevant ipLandscape® categories

4.	Schedule a conference call with DSS and Patent Counsel as required to review the results along with first-pass prioritization of invention ideas for further IP documentation

400 Cornerstone Drive, Suite 325 - Williston, VT 05495-4046

(802) 872.3200 - Toll Free (888) 853.2212

fax: (802) 288.9468 - www.ipcg.com

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Part 2. Retainer for IP Process Engineering and Management Support in 2012

ipCG will provide as-needed IP process engineering and management support to DSS above and beyond the facilitated invention sessions described in Part 1. This will ensure that all of the strategic action items described in DSS’s IP strategy report (to be delivered under previous ipCG/DSS engagement letter dated Jan. 10, 2012) are executed in a cost-effective manner leveraging ipCG’s expertise and best-practices. ipCG consultants will support DSS in a range of IP management activities under a retainer that includes a maximum total fee of $125,000 during 2012 at daily consulting rates. For reference, full utilization of the retainer would result in approximately three to four man-days of time per month for ipCG Senior Advisors / Managers over the course of 2012. Possible support activities include, but are not limited to, the following:

•	Facilitate meetings to prioritize the output of ipCG invention sessions for IP development
•	Help manage DSS’s Patent Counsel and disclosure writers to ensure high-quality work
•	Define and install a trade secret policy and management process
•	Regularly extract trade secrets from DSS’s staff and document them in a repository
•	Define a strategy and process for IP marketing communications in press releases, web, etc.
•	Support IP due diligence on external business opportunities for DSS, such as M&A
•	Define and implement IP process integrated in DSS’s new product development process

These activities will be managed and executed primarily by ipCG Senior Advisors and Managers. ipCG Associates and Analysts will support Senior Advisors and Managers as needed on documentation, data analyses, and other detailed tasks at lower daily rates to maximize cost-effectiveness for DSS.

400 Cornerstone Drive, Suite 325 - Williston, VT 05495-4046

(802) 872.3200 - Toll Free (888) 853.2212

fax: (802) 288.9468 - www.ipcg.com

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DELIVERABLES

Professional Services:	Deliverables:

Part 1: Facilitate Eight (8) Full-Day Invention Sessions Using ipCG’s Proprietary Expert Tools

A. Facilitated Invention Extraction Sessions (ipScan® Process)	ipCG will develop a single unified Excel worksheet to document titles, brief abstracts, ipLandscape® categorization, and tracking data for the invention ideas captured in the ipScan®, Invention on Demand®, and ipNavigationSM sessions. ipCG will add new “invention records” to build the Excel worksheet as the sessions are completed.

B. Facilitated Invent-Around Sessions (ipNavigationSM Process)

C. Facilitated Directed Invention Sessions (Invention on Demand® Process)

Part 2: Retainer for IP Process Engineering and Management Support in 2012

Documentation and training of IP processes, IP management support, and other strategic advice as needed

COLLABORATION WITH DSS AND PATENT COUNSEL

ipCG will work closely with DSS to execute the proposed Scope of Work. DSS’s involvement will include participation in invention sessions, follow-up calls, and other meetings as required to review ipCG’s work products and make final decisions regarding IP development.

Please note that ipCG’s Scope of Work does not include drafting detailed invention disclosures or prosecuting patent applications. ipCG does not practice law. We will collaborate closely with DSS’s Patent Counsel to review our work products and transfer the information (e.g., invention abstracts generated by the ipScan®, Invention on Demand®, and ipNavigationSM invention processes) to Counsel and/or other designated technical writers for inclusion in detailed invention disclosures and patent applications as required.

Should DSS and its Patent Counsel require assistance in developing detailed invention disclosures to support new patent applications, ipCG and DSS may explore a separate arrangement at that time in which ipCG directly manages this activity.

400 Cornerstone Drive, Suite 325 - Williston, VT 05495-4046

(802) 872.3200 - Toll Free (888) 853.2212

fax: (802) 288.9468 - www.ipcg.com

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Under the scope of this engagement, ipCG will perform the services described in the table below entitled “Professional Services and Fees” (hereinafter referred to as “Services”) in accordance with the following terms and conditions:

1.          Professional Services and Fees

Professional Services	Cash Fees
Part 1: Facilitate Eight (8) Full-Day Invention Sessions Using ipCG’s Proprietary Expert Tools	$30,000 per full-day session ($240,000 total for 8 days)
Part 2: Retainer for IP Process Engineering and Management Support in 2012	Maximum of $125,000 total based on daily rates for 2012 (see table below)
Total	Maximum of $365,000

ipCG’s daily rates for this engagement as follows. These rates will be applied to ipCG staff time spent executing Part 2 of the Scope of Work.

ipCG Staff	Daily Rates
Principals, Senior Advisors, and Managers	$3,500 / day
Associates and Analysts	$2,200 / day

In addition to the cash fees described above, DSS will issue to ipCG options or warrants to purchase 100,000 shares of DSS common stock according to the terms and conditions defined in a separate options or warrants agreement to be executed by ipCG and DSS simultaneously herewith.

Should DSS request additional meetings, reports, analyses, or services outside the scope of the Services, the scope of such services and fees will be mutually agreed upon in writing between ipCG and DSS.

2.          Timing & Delivery.   Work can begin upon acceptance of the terms in this engagement letter. ipCG and DSS shall mutually agree upon a project schedule.

3.          Resources. Jed Cahill, Senior Manager, will oversee the Services with DSS and provide guidance and support within the scope of the project. Additional company resources will be utilized as required. ipCG will work in a close, collaborative manner with DSS to execute the Services. Because of the highly interactive nature of this work, the availability of DSS’s management and key technical personnel will be critical to the completion of the project. DSS agrees to provide ipCG with its full assistance and cooperation including, but not limited to, providing all information as may be necessary or reasonable for ipCG to discharge its duties under this engagement letter and making the appropriate DSS personnel available to enable ipCG to obtain such DSS information.

4.          Compensation. The maximum aggregate fee for Services is $365,000.00 (“Contract Total”). DSS agrees to pay ipCG $30,000 upon execution of this engagement letter to initiate the first Service in Part 1 of the Scope of Work. DSS agrees to pay the fee associated with each subsequent Service in Part 1 at initiation. For Services in Part 2 of the Scope of Work (i.e., retainer), ipCG will provide monthly invoices for fees calculated based upon the specified daily rates and payable within ten (10) days from date of the invoice for Services. DSS also agrees to reimburse ipCG for all reasonable, preapproved, out of pocket expenses estimated at 15% - 20% of fees. Reimbursable expenses will be included in invoices as they are incurred together with appropriate documentation of such expenses. DSS shall pay all charges and fees in U.S. Dollars. Additionally, DSS agrees to pay any legal and/or travel expenses incurred by ipCG in relation to DSS (e.g., depositions, other legal proceedings, etc.).

400 Cornerstone Drive, Suite 325 - Williston, VT 05495-4046

(802) 872.3200 - Toll Free (888) 853.2212

fax: (802) 288.9468 - www.ipcg.com

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5.          Late Payment/Interest. If payment in full is not received within 10 days from the invoice due date, as defined in mutually signed agreement(s), DSS is subject to interest fees, along with costs of collection incurred by ipCG, including but not limited to, collection agency fees and reasonable attorney’s fees (whether or not suit is brought to affect such collection). The interest fees will be calculated per day of actual delay, from the due date of invoice, and based on the maximum rate of interest or fee allowed by law.

6.          Confidential Nature. ipCG and DSS agree that the terms and conditions of the Mutual Non-Disclosure Agreement (“NDA”) executed or intended to be executed by ipCG and DSS simultaneously herewith, shall govern and control the manner in which Confidential Information (defined below) is protected. The term Confidential Information shall have the meaning set forth in the NDA.

7.          Independent Contractor. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause these services to create an agency, partnership, or joint venture between the parties. Further, nothing in this engagement letter shall be interpreted or construed as creating or establishing the relationship of employer and employee between DSS and either ipCG or any employee of ipCG.

8.           Warranty. The services are warranted to conform substantially to the services described in Section 1 entitled “Professional Services and Fees.” As the exclusive remedy for any breach of this warranty, ipCG shall reperform Services at no cost to DSS necessary to remedy or avoid any condition that results in the services not performing as warranted above. This warranty is conditioned upon receipt by ipCG of DSS’s written notice of all claimed breaches within sixty (60) days of the date of delivery of the services. DSS ACKNOWLEDGES THAT NO EXPRESS WARRANTIES HAVE BEEN MADE BY IPCG EXCEPT FOR THE LIMITED WARRANTY MADE IN THIS PARAGRAPH. THIS LIMITED WARRANTY AND THE ASSOCIATED LIMITED REMEDY IS PROVIDED BY IPCG IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES RELATED TO PERFORMANCE OF THE SERVICES. IPCG DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.           DSS agrees that ipCG’s AGGREGATE MONETARY liability FOR ALL CAUSES (REGARDLESS OF THE FORM OF ACTION) UNDER OR RELATING TO THIS AGREEMENT, WHETHER PRIOR OR SUBSEQUENT TO ITS EXECUTION OR TERMINATION, SHALL IN NO EVENT EXCEED THE TOTAL OF ALL AMOUNTS PAID TO IPCG BY DSS FOR THE SERVICES GIVING RISE TO SUCH LIABILITY. DSS will indemnify and hold harmless ipCG and its personnel from any claims, liabilities, costs, and expenses that arise, for any reason, related to the delivery of the Services pursuant to this agreement, including, without limitation, costs and reasonable attorneys’ fees incurred in connection with responding to subpoenas related to DSS and/or the services.

400 Cornerstone Drive, Suite 325 - Williston, VT 05495-4046

(802) 872.3200 - Toll Free (888) 853.2212

fax: (802) 288.9468 - www.ipcg.com

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10.         Taxes. All charges for the sale or delivery of services purchased or licensed pursuant to this engagement letter, unless otherwise noted, are exclusive of applicable taxes. Excluding taxes on ipCG’s income, DSS agrees to pay any current or future applicable tax which ipCG may be required to pay or collect and which is imposed on the sale or delivery or services purchased or licensed in this engagement letter. Such taxes may include, but are not limited to, state and local privilege, excise, sales, services, withholding, and use. DSS’s obligation to pay taxes includes any interest. To the extent ipCG has not collected and remitted any applicable tax for DSS in reliance upon an erroneous representation of DSS as to its tax status, DSS’s obligation to pay taxes shall include any penalties imposed by any taxing authorities.

11. Governing Law. This engagement letter shall be construed in accordance with and governed for all purposes by the Uniform Trade Secrets Act and otherwise by the law of the State of New York, without regard to its principles regarding conflicts of law.

12. Document Retention Policy. DSS acknowledges and agrees that, upon the conclusion of ipCG’s provision of Services hereunder, ipCG shall destroy all documents and electronic media related to the Services, except for the final deliverable(s).

13.         Entire Agreement. This engagement letter and the NDA reflect the entire agreement between ipCG and DSS related to the Services described in this letter. It replaces and supersedes any previous proposals, correspondence, and understandings, whether written or oral. The agreements of ipCG and DSS contained in this letter shall survive the completion of the Services or termination of this letter. In the event of any inconsistency between the NDA and this letter, the terms of the NDA will govern unless this letter specifically references a paragraph of the NDA and expressly states that such paragraph is intended to be amended by this engagement letter. Subject to the preceding sentence, any terms or conditions in this engagement letter which conflict with NDA shall have no force or effect.

400 Cornerstone Drive, Suite 325 - Williston, VT 05495-4046

(802) 872.3200 - Toll Free (888) 853.2212

fax: (802) 288.9468 - www.ipcg.com

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Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG. We are pleased to have this opportunity to be of service to you.

Very truly yours,

ipCapital Group, Inc.

By: /s/ Robert McDonald

Name: Robert McDonald

Title: Managing Director and President

Date: 02/20/12

DSS agrees to, accepts, and acknowledges the foregoing terms and conditions pursuant to which ipCapital Group, Inc. will provide services to DSS.

By: /s/ Patrick White

Name: Patrick White

Title: CEO

Date: 02/20/12

400 Cornerstone Drive, Suite 325 - Williston, VT 05495-4046

(802) 872.3200 - Toll Free (888) 853.2212

fax: (802) 288.9468 - www.ipcg.com

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